Exhibit 99.1

March 3, 2016

Alan Breitman

[address]

[address]

Dear Alan:

Reference is made to that certain letter agreement dated June 20, 2014, (the “Offer Letter”) between The First Marblehead Corporation (“First Marblehead”) and you. This letter sets forth certain additional provisions relating to your employment with First Marblehead, which provisions supplement the terms of the Offer Letter.

In consideration for your continued service to First Marblehead, First Marblehead agrees as follows:

•	In the event that your employment is terminated by First Marblehead for a reason other than “Cause” (as defined below), subject to the execution and non-revocation (if applicable) by you of a separation agreement (including a waiver and general release of claims) acceptable to First Marblehead (the “Release”) within 60 days following your termination of employment, First Marblehead will provide you with the Severance Benefits (as defined below).

•	The Severance Benefits will begin on the first payroll period after the Release becomes binding; provided that if the 60th day following your termination date occurs in the calendar year following your termination, then the Severance Benefits will commence no earlier than the first payroll period that is after January 1 of such subsequent calendar year (the “Payment Start Date”).

•	The payment of any severance amounts pursuant to this Offer Letter shall be subject to the terms and conditions set forth in Appendix A.

•	Any cash bonus under First Marblehead’s discretionary incentive bonus plan(s) will be paid to you no later than March 15th of the calendar year following the calendar year in which such cash bonus was earned, provided that First Marblehead determines that you are eligible for any such bonus.

ONE CABOT ROAD  ●  SUITE 200  ●  MEDFORD, MASSACHUSETTS 02155  ●  TEL: 617.638.2000

For purposes of the foregoing:

•	The term “First Marblehead” shall include The First Marblehead Corporation and any successor thereto.

•	The term “Cause” shall mean, as determined by First Marblehead in its sole discretion, (i) unsatisfactory job performance, (ii) any act of willful misconduct, fraud, gross negligence, disobedience or dishonesty on your part, or (iii) your conviction of a felony involving moral turpitude. A finding of Cause by First Marblehead shall be final and binding.

•	The term “Severance Benefits” shall mean (i) severance pay in the form of continuation of your then-current base salary, in accordance with First Marblehead’s normal payroll procedures, and less all lawful deductions, for the six month period commencing on the Payment Start Date (the “Severance Period”), and (ii) payment on your behalf during the Severance Period of the share of the premiums then paid by First Marblehead for group medical insurance for active and similarly situated employees who receive the same type of coverage, provided you are eligible for and properly elect to continue group medical insurance coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and provided further that you timely pay the remaining portion of the COBRA premium.

Except as modified by this letter, all other terms and conditions of your Offer Letter shall remain in full force and effect. In particular, your employment with First Marblehead remains at-will, meaning that either you or First Marblehead may terminate the employment relationship at any time, for any reason or no reason, with or without Cause and with or without notice.

You acknowledge and agree that First Marblehead’s obligations under this letter agreement may be subject to regulatory review and approval and will be binding on First Marblehead only to the extent that all required regulatory approvals have been received and remain in effect. Notwithstanding anything to the contrary in this letter, any payment of benefits to you pursuant to this letter agreement is and shall be subject to and conditioned upon prior compliance with all applicable regulatory provisions and requirements, including any applicable prior approval requirements of the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Office of the Comptroller of the Currency.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter to me.

Very truly yours,

/s/ Seth Gelber

Seth Gelber
President & COO
First Marblehead Corporation

AKNOWLEDGED AND AGREED

/s/ Alan Breitman
Alan Breitman

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments and benefits provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

b. Each installment of the severance payments and benefits due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.